Exhibit 3.5

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
ASPECT COMMUNICATIONS CORPORATION

     The undersigned, Beatriz V. Infante and Christine Gorjanc, do hereby certify:

     1. That they are the duly elected and acting Chief Executive Officer and Assistant Secretary, respectively, of Aspect Communications Corporation, a California corporation (the “Company”).

     2. Article III(a) of the Amended and Restated Articles of Incorporation of this corporation is amended to read as follows:

     “This corporation is authorized to issue two classes of shares designated “Preferred Stock” and “Common Stock,” respectively. The total number of shares which this corporation shall have authority to issue is Two Hundred Two Million (202,000,000), with par value of $0.01 per share. The number of shares of Preferred Stock authorized to be issued is Two Million (2,000,000), and the number of shares of Common Stock authorized to be issued is Two Hundred Million (200,000,000).

     3. The foregoing amendment of the Amended and Restated Articles of Incorporation was duly approved by the Board of Directors at its meeting held on October 10, 2002, at which a quorum was present and acting throughout.

     4. The foregoing amendment of Amended and Restated Articles of Incorporation has been duly approved by the required vote of shareholders at the Special Meeting of Shareholders on January 21, 2003, in accordance with Section 902 of the California Corporations Code. At the time of approval of the amendment, the total number of outstanding shares of Common Stock of the corporation was 53,038,378. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required. The vote required was more than 50% of the Common Stock.

     5. Pursuant to Section 110(c) of the California Corporations Code, the foregoing amendment of the Amended and Restated Articles of Incorporation of this corporation shall become effective at the close of business on February 3, 2003.

     6. The undersigned declare under penalty of perjury that the matters set forth in the foregoing certificate are true of their own knowledge.

     Executed at San Jose, California on February 3, 2003.

/s/ Beatriz V. Infante Beatriz V. Infante,
Chief Executive Officer

/s/ Christine Gorjanc
Christine Gorjanc, Assistant Secretary